(99)(i)  Management Agreement between Techdyne (Europe) Limited and Simclar International Limited dated May 3, 2001.

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                             MANAGEMENT  AGREEMENT

                                    between

                           TECHDYNE (EUROPE) LIMITED

                                     and

                          SIMCLAR INTERNATIONAL LIMITED

                                ---------------







                            Skene Edwards, W.S.,
                              5 Albyn Place,
                                Edinburgh,
                                 EH2 4NJ

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                                              MANAGEMENT AGREEMENT

                                                     between

                                  TECHDYNE (EUROPE) LIMITED, incorporated under the Companies Acts (Registered Number SC105568) and having its Registered Office at Unit 6c Grange Road, Houstoun Industrial Estate, Livingston, EH54 5DE (hereinafter referred to as "Techdyne")

                                                              OF THE ONE PART

                                                     and

                                  SIMCLAR INTERNATIONAL LIMITED incorporated under the Companies Acts (Registered Number SC59937) and having its Registered Office at 5 Albyn Place, Edinburgh, EH2 4NJ (hereinafter referred to as "Simclar")

                                                            OF THE OTHER PART

                                            ------------------------

WHEREAS Techdyne is engaged in the manufacturing, marketing and sales of cables, harnesses, electromechanical sub-assemblies and other contract assemblies (collectively "the Products") from premises at Unit 6c Grange Road, Houstoun Industrial Estate, Livingston;

WHEREAS Simclar is engaged in the manufacturing, marketing and sales of cables, harnesses, electromechanical sub-assemblies and other contract assembly services from premises at Pitreavie Business Park, Dunfermline;

WHEREAS Techdyne has announced its intention to wind down its operations at its Livingston premises;

WHEREAS it may be necessary for Simclar to provide personnel and adminis-trative and financial services to Techdyne to assist in the completion of orders;

NOW THEREFORE the parties hereto HAVE AGREED and DO HEREBY AGREE as follows:-

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                                       2

FIRST     As and when requested so to do Simclar will assign appropriate
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          personnel to Techdyne such personnel being operatives, clerical, technical and managerial to ensure Marketing and Manufacturing of Products and Administration will continue.

SECOND    Simclar will recover from Techdyne by way of service charge the cost
------
          of providing such personnel or other services; such service charge being calculated by reference to the actual costs incurred by Simclar of salaries and travelling expenses of such personnel and such other expenses as are reasonably and properly incurred in providing the personnel and services required in terms hereof; such Service Charges shall be pre-approved, which approval shall not be unreasonably withheld or delayed, by Techdyne and will be levied on a weekly basis in arrears and will be due and payable within thirty
          (30) days of presentation of the invoice.   In the event of any of
          the Service Charges not being paid by Techdyne within thirty (30) days of the date on which the invoice was rendered, interest on the sum outstanding shall be payable at the rate of eight per centum per annum from the due date until paid.

THIRD     Employees of Simclar who may participate with Techdyne employees or
-----
          personnel in providing the services contemplated herein shall remain employees of Simclar and Simclar shall indemnify and hold Techdyne harmless against any claims, losses damages, costs or expenses including reasonable legal fees made against or sustained by Techdyne which might hereafter arise out of such employees' participation in such services.

FOURTH    Complete responsibility for Techdyne and its operations shall remain
------
          solely with Techdyne during the period of this Agreement.

FIFTH     This Agreement shall endure until terminated by one party giving to
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          the other not less than one month's notice in writing.

SIXTH     This Agreement shall be governed by and construed and enforced in
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          accordance with the Law of Scotland and both parties agree to submit to the exclusive jurisdiction of the Sheriff Court of Lothian and Borders at Edinburgh: IN WITNESS WHEREOF the undersigned have

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                                       3

          executed and delivered this Agreement as of this Third day of May 2001 by their respective representatives thereto duly authorised.

TECHDYNE (EUROPE) LIMITED              SIMCLAR INTERNATIONAL LIMITED

By:...............................     By:.................................
Barry Pardon, Director                    Thomas Clark Foggo, Company Secretary